Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK 2037 MUNICIPAL TARGET TERM TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.001 par value	457(o)	785,115	$25.00	$19,627,875 (1)(2)	$110.20	$2,162.99
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–
Total Offering Amounts						$19,627,875		$2,162.99
Total Fees Previously Paid								–
Total Fee Offsets								–
Net Fee Due								$2,162.99

(1)

The Registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $135,000,000 on a Registration Statement on Form N-2 (File No. 333-250205), which was declared effective by the Securities and Exchange Commission on October 26, 2022. In accordance with Rule 462(b) under the Securities Act, an additional amount of common shares of beneficial interest (“common shares”) having a proposed maximum aggregate offering price of $19,627,875 is hereby registered, which includes additional common shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2)	Includes the offering price of common shares that the underwriters may purchase pursuant to the option to purchase additional common shares.